MEMORANDUM

                             FT 720
                       File No. 333-103828

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on March 20, 2003 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.


                         THE PROSPECTUS

Cover Page     The date of the Trust has been added.

Page 3         The following information for the Trust appears:

               The   Aggregate  Value  of  Securities   initially
               deposited have been added.

               The initial number of units of the Trust

               Sales charge

               The Public Offering Price per Unit as of the business day before the Initial Date of Deposit

               The Mandatory Termination Date has been added.

Page 5 The Report of Independent Auditors has been completed.

Page 6         The Statement of Net Assets has been completed.

Page 7 The Aggregate Maturity Value and the Maturity Date of the Treasury Obligations initially deposited have been added.

Pages 7-8      The Schedule of Investments has been completed.

Back Cover     The date of the Prospectus has been included.


 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

               The Trust Agreement has been conformed to reflect the execution thereof.

                                    CHAPMAN AND CUTLER

March 20, 2003